Exhibit 10.12

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (“Agreement”) is made as of May 16, 2006, by Zumiez Inc., a Washington corporation (“Buyer”), Gerald R. Anderson, an individual resident in Texas (“Anderson”), Brandon C. Batton, an individual resident in Texas (“Batton”), AC Fast Forward LLC, a Texas limited liability company (“ACFF”), and AC Fast Forward Mgt., LLC, a Texas limited liability company (“ACFF Mgt”). Batton, Anderson, ACFF and ACFF Mgt. are referred to herein collectively as “Sellers”.

RECITALS

Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding general and limited partnership interests (the “Partnership Units”) of Action Concepts Fast Forward, Ltd., a Texas limited partnership (the “Company”), for the consideration and on the terms set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.             DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Adjustment Escrow Amount” is defined in Section 2.4(c).

“Aggregate Deemed Sales Price” means an amount resulting from the Election, determined pursuant to Treasury Regulation Section 1.338-4.

“Agreement” means this Equity Purchase Agreement.

“Accounts Receivable” is defined in Section 3.8.

“Applicable Contracts” means any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

“Asset Sale After Tax Amount” means an amount equal to the remainder of (i) the total consideration to be paid to the Sellers by Buyer minus (ii) the total amount of taxes to be incurred by the Sellers as a result of the transactions contemplated hereby, and assuming that the Election is made and that the Sellers are subject to income taxation at the highest marginal tax rate applicable to individual taxpayers.

“Balance Sheets” is defined in Section 3.4.

“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

“Breach” means a breach of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement. A “Breach” will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

“Buyer” is defined in the first paragraph of this Agreement.

“Buyer’s Advisors” is defined in Section 5.1.

“Buyer’s Closing Documents” is defined in Section 4.2(a).

“Closing” is defined in Section 2.3.

“Closing Date” means the date and time as of which the Closing actually takes place.

“Company” as defined in the Recitals of this Agreement.

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including:

(a)           the sale of the Membership Interests/Units by Sellers to Buyer;

(b)           the execution, delivery, and performance of the Noncompetition Agreements, the Sellers’ Releases, and the Escrow Agreement;

(c)           the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

(d)           Buyer’s acquisition and ownership of the Partnership Units and exercise of control over the Company.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Copyrights” is defined in Section 3.22(a)(iii).

“Damages” is defined in Section 11.2.

“Deemed Sales Price Allocation” means the allocation of Aggregate Deemed Sales Price among the assets of the Company in accordance with the principles of Treasury Regulation Sections 1.338-6 and 1.338-7.

“Disclosure Letter” means the Disclosure Letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

“Election” is defined in Section 7.3(d).

“Election Price Adjustment Amount” shall be equal to sum of (i) the difference between the Partnership Unit Sale After Tax Amount and Asset Sale After Tax Amount plus (ii) an additional full “gross-up” payment to compensate the Sellers for the fact that the payment relating to the additional tax liabilities and the “gross-up” payment, shall also be subject to taxation. The parties intend that this amount place the Sellers in the same after-tax position that they would have been in had the Election not been made.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a)           any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b)           fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c)           financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)           any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).

“Environmental Law” any Legal Requirement that requires or relates to:

(a)           advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)           preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c)           reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d)           assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)           protecting resources, species, or ecological amenities;

(f)            reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g)           cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h)           making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Escrow Agreement” is defined in Section 2.4(c).

“Escrow Income” shall have the meaning set forth in the Escrow Agreement.

“Estimated Working Capital” is defined in Section 2.5(a).

“Estimated Working Capital Excess Amount” is defined in Section 2.5(a)(ii).

“Estimated Working Capital Statement” is defined in Section 2.5(a).

“Final Working Capital Statement” is defined in Section 2.5(b).

“Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.

“Firm” means the Los Angeles, California office of Houlihan Lokey Howard & Zukin or, if not available, another nationally recognized consulting or valuation firm mutually and reasonably satisfactory to the Buyer and the Members. If the Buyer and the Members are unable to agree on the choice of a consulting firm with expertise in financial analysis, they will select a nationally or regionally recognized consulting firm with expertise in financial analysis by lot after each of (i) the Buyer and (ii) the Members have submitted two proposed firms, and then excluded one firm selected by the other.

“GAAP” means generally accepted United States accounting principles applied on a basis consistent with the basis on which the Balance Sheets and the other financial statements referred to in Section 3.4(b) were prepared.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any:

(a)           nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)           federal, state, local, municipal, foreign, or other government;

(c)           governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)           multi-national organization or body; or

(e)           body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Indemnification Escrow Amount” is defined in Section 2.4(c).

“Indemnified Persons” is defined in Section 11.2.

“Intellectual Property Assets” is defined in Section 3.22(a).

“Interim Balance Sheets” is defined in Section 3.4.

“IRC” means the Internal Revenue Code of 1986 or any successor law and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” means that an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

(a)           such individual is actually aware of such fact or other matter; or

(b)           a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, member, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Leases” is defined in Section 3.6.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law. regulation, statute, or treaty.

“Long Term Debt” means the amount owed at Closing pursuant to that certain WMCA Reducing Revolver SM No. 552-07108 and Security Agreement dated October 27, 2005 between Merrill Lynch Business Financial Services Inc. and Action Concepts Fast Forward, Ltd.

“Marks” is defined in Section 3.22(a)(i).

“Noncompetition Agreements” is defined in Section 2.4(a)(iv).

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” means that an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a)           such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b)           such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

(c)           such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the limited liability company agreement and the certificate of formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Partnership Units” is defined in the Recitals of this Agreement.

“Partnership Unit Sale After Tax Amount” means an amount equal to the remainder of the total consideration to be paid to the Sellers by Buyer, minus the total amount of taxes to be incurred by the Sellers as a result of the transactions contemplated hereby, and assuming that the Election is not made, and that the difference between the total consideration paid to the Sellers by Buyer and the adjusted basis of the Partnership Units is taxed to the Sellers as a long-term capital gain at the maximum rate applicable thereto.

“Patents” is defined in Section 3.22(a)(ii).

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Plan” is defined in Section 3.13(a).

“Pre-Closing Taxes” means Taxes attributable to the Pre-Closing Tax Period.

“Pre-Closing Tax Period” means any Tax period or portion thereof ending on or before the Closing Date.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proprietary Rights Agreement” is defined in Section 3.20(b).

“Purchase Price” is defined in Section 2.2.

“Related Person” means, with respect to a particular individual:

(a)           each other member of such individual’s Family;

(b)           any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c)           any Person in which such individual or members of such individual’s Family holds (individually or in the aggregate) a Material Interest; and

(d)           any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a)           any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with, such specified Person;

(b)           any Person that holds a Material Interest in such specified Person;

(c)            each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d)           any Person in which such specified Person holds a Material Interest;

(e)            any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f)            any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 20% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 20% of the outstanding equity securities or equity interests in a Person.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities Act” means the Securities Act of 1933 or any successor law and regulations and rules issued pursuant to that Act or any successor law.

“Sellers” is defined in the first paragraph of this Agreement.

“Sellers’ Closing Documents” is defined in Section 3.2(a).

“Sellers’ Releases” is defined in Section 2.4(a)(ii).

“Short Term Debt” means the amount owed at Closing pursuant to that certain WCMA Line of Credit No. 552-07M38 dated November 11, 2000 between Merrill Lynch Business Financial Services Inc. and Action Concepts Fast Forward, Ltd., as amended April 29, 2005, but only to the extent loan proceeds were utilized in the ordinary course of business for non-capital expenditures.

“Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Targeted Working Capital Requirement” is defined in Section 2.5(a).

“Tax” means any Federal, state, local, and foreign taxes, assessments and governmental charges of a similar nature (whether imposed directly or through withholdings), including any interest, penalties, and additions to tax applicable thereto.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threat of Release” means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threatened” means that a claim, Proceeding, dispute, action, or other matter will be deemed to have been threatened if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Trade Secrets” is defined in Section 3.22(a)(ii).

“Treasury Regulations” means the Treasury Regulations promulgated under the IRC, as amended and in effect (including corresponding provisions of any succeeding regulations).

“Working Capital” is defined in Section 2.5(a).

“Working Capital Shortfall Amount” is defined in Section 2.5(d)(i).

“Working Capital Excess Amount” is defined in Section 2.5(d)(ii).

2.             SALE AND TRANSFER OF PARTNERSHIP UNITS; CLOSING

2.1.         Partnership Units.

Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer all of their general and limited Partnership Units in the Company to Buyer, and Buyer will purchase such Partnership Units from Sellers.

2.2.         Purchase Price.

The purchase price (the “Purchase Price”) for the Partnership Units will be $14,000,000, including the payment and satisfaction of the Long Term Debt.

2.3.         Closing.

The purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Buyer’s counsel at 701 Fifth Avenue, Suite 3600, Seattle, Washington, 98104, at 10:00 a.m. (local time) on the later of (i) May 31, 2006 or (ii) at such other time and place as the parties may agree. Subject to the provisions of Section 10, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.4.         Closing Obligations.

At the Closing:

(a)           Sellers will deliver to Buyer:

(i)            certificates representing the Partnership Units, duly endorsed (or accompanied by duly executed transfer powers), for transfer to Buyer;

(ii)           releases in the form of Exhibit 2.4(a)(ii) executed by Sellers (collectively, “Sellers’ Releases”);

(iii)          landlord consents in the form of Exhibit 2.4(a)(iii), executed by landlords for all Leases (collectively, “Landlord Consents”);

(iv)          noncompetition agreements in the form of Exhibit 2.4(a)(iv), executed by Sellers, B&G Light Speed Industries, L.P., and B&G Light Speed Management, LLC, a Texas limited liability company (collectively, the “Noncompetition Agreements”); and

(v)           a certificate executed by Sellers representing and warranting to Buyer that each of Sellers’ representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Sellers to Buyer prior to the Closing Date in accordance with Section 5.5); and

(b)           Buyer will deliver to Sellers:

(i)            the complete pay off amount as of the Closing Date of the Long Term Debt and the Short Term Debt by wire transfer to Merrill Lynch Business Financial Services, Inc.;

(ii)           the sum of $360,000 to the escrow agent referred to in Section 2.4(c) by wire transfer;

(iii)          the balance of the Purchase Price by wire transfer to accounts specified by Anderson and Batton, respectively: 50% to Anderson; and 50% to Batton;

(iv)          a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and

(v)           an option agreement in the form of Exhibit 2.4(b)(v) executed by Buyer and the Company (the “Option Agreement”).

(c)           Buyer and Sellers will enter into an escrow agreement in the form of Exhibit 2.4(c) (the “Escrow Agreement”) with Bank of America, N.A. The initial escrow amount will be $360,000 (the “Escrow Amount”). The initial Escrow Amount will be reduced to $250,000 when the adjustment referred to in Section 2.5 has been completed. $250,000 of the Escrow Amount, together with all Escrow Income, is referred to herein as the “Indemnification Escrow Amount”, and $110,000.00 of the Escrow Amount is referred to herein as the “Adjustment Escrow Amount”. The Escrow Agreement will terminate two (2) years after the Closing Date.

2.5.         Purchase Price Adjustment.

(a)           At least two Business Days prior to the Closing Date, the Company shall deliver to the Buyer a statement (the “Estimated Working Capital Statement”) reflecting its good faith estimate of the Working Capital of the Company as of the Closing Date (the “Estimated Working Capital”). For this purpose, “Working Capital” shall mean current assets minus current liabilities (excluding Short Term Debt) determined in accordance with GAAP.

(i)            If the Estimated Working Capital is less than $720,000 (such dollar amount, the “Targeted Working Capital Requirement”), the Purchase Price shall be reduced by one dollar for every dollar by which the Working Capital Requirement exceeds the Estimated Working Capital.

(ii)           If the Estimated Working Capital exceeds the amount of the Targeted Working Capital Requirement, the Purchase Price shall be increased by one dollar for every dollar by which the Estimated Working Capital exceeds such Targeted Working Capital Requirement (the “Estimated Working Capital Excess Amount”). The Estimated Working Capital Excess Amount shall be paid by Buyer to Sellers in immediately available funds by wire transfer at Closing.

(b)           Within thirty (30) days after the Closing Date, the Buyer shall deliver to the Sellers a draft statement of the Working Capital of the Company as of the close of business on the Closing Date (the “Final Working Capital Statement”). The Final Working Capital Statement shall be prepared in accordance with GAAP applied on a consistent basis, provided, however, that the valuation of inventory shall be determined as set for in Subsection (e) below. The Buyer shall deliver to the Sellers the Final Working Capital Statement, together with worksheets and data that support the Final Working Capital Statement and any other information that the Sellers may reasonably request in order to verify the amounts reflected on the Final Working Capital Statement.

(c)           Following delivery of the Final Working Capital Statement, the Sellers, upon reasonable advance notice, may make inquiry of the Representatives of the Company. The Final Working Capital Statement shall be binding and conclusive upon, and deemed accepted by, the Sellers unless the Sellers shall have notified the Buyer in writing on or prior to the date that is sixty (60) Business Days after receipt of the Final Working Capital Statement, of any objections thereto to the extent that the Sellers believe any information set forth in the Final Working Capital Statement is incorrect. If the Buyer and the Sellers cannot mutually agree on any proposed modifications, the parties shall submit in writing to the Firm their respective positions with respect to the disputed items or amounts for purposes of calculating the Working Capital at Closing. In making such calculation, the Firm shall be instructed to consider only those items or amounts in the computation of the Working Capital of the Company at Closing in dispute. The Firm shall deliver to the Buyer and the Sellers as promptly as possible, but in no event later than twenty (20) Business Days of its appointment, a report setting forth such calculation. Such report will be final, conclusive and binding upon the parties. The fees and expenses associated with such a review shall be borne by the non-prevailing party, which shall be the party whose written position submitted to the Firm is, in the opinion of the Firm, farthest from that determined by the Firm.

(d)           Adjustment.

(i)            If the amount of the Working Capital of the Company as reflected on the Final Working Capital Statement (the “Final Working Capital”), or as finally determined under Subsection (c) above, is less than the amount of the Working Capital of the Companies reflected on the Estimated Working Capital Statement, the Purchase Price shall be decreased by one dollar for every dollar by which such Estimated Working Capital exceeds the Final Working Capital. The amount of such excess (the “Working Capital Shortfall Amount”) shall be paid to the Buyer by the Escrow Agent from the Adjustment Escrow Amount in immediately available funds by wire transfer in accordance with the Escrow Agreement. If the Working Capital Shortfall Amount exceeds the Adjustment Escrow Amount, the difference shall be paid by Sellers to Buyer in immediately available funds by wire transfer.

(ii)           If the amount of the Final Working Capital exceeds the amount of the Estimated Working Capital of the Company reflected on the Estimated Working Capital Statement, the Purchase Price shall be increased by one dollar for every dollar by which the Final Working Capital exceeds such Estimated Working Capital (the “Working Capital Excess Amount”). The Working Capital Excess Amount shall be paid by Buyer to Sellers in immediately available funds by wire transfer.

(e)           Taking of Physical Inventory; Final Inventory Value. The value of the closing inventory to be included in the Final Working Capital Statement shall be determined based on a physical inventory to be conducted immediately after the close of business on the Closing Date. The Company and the Buyer shall cause a physical count to be taken of the Inventory by Regis Inventory Specialist, the cost of which shall be borne equally by the parties. The Buyer and the Sellers and their Representatives may be present during the taking of the physical inventory and may conduct such reasonable testing of the count during the course of the physical inventory. The parties agree that no value shall be assigned to inventory mutually determined unsaleable by the parties or to stock on consignment, and the Sellers may at their option, remove any such Inventory to which no value has been assigned. The value of Inventory shall be determined by such physical count and based on the lower of cost or market or net realizable value on a first in-first out basis. The value of the inventory as determined above shall be set forth in a written document by the Firm and shall be binding on the parties hereto.

2.6.         Post Closing Prorations and Other Payment Obligations.

Within eighteen (18) months after the Closing Date, the Buyer shall deliver to the Sellers a statement of post-closing charges or credits under all of the Leases related to common area maintenance adjustments, taxes, utilities, percentage rent audits and other adjustments allowed under each Leases (“Post-Closing Lease Adjustments”). No payments shall be required by either the Buyer or the Sellers unless such party’s obligation to make a payment or right to a credit, based such parties prorated amount of all Post-Closing Lease Adjustments, is in excess of $10,000.00. The Post-Closing Lease Adjustments shall be prorated as of the close of Business on the Closing Date. For the period prior to the Closing Date, Sellers shall be responsible for payment of all charges and shall have a right to receive all credits due under the Leases. For the period after the Closing Date, Buyer shall be responsible for payment of all charges and shall have a right to all credits due under the Leases. If payment is due to Buyer from the Sellers for Post-Closing Lease Adjustments, the amount of such payment shall be paid to Buyer by the Escrow Agent from the Escrow Holdback in immediately available funds by wire transfer in accordance with the Escrow Agreement. If the Escrow Holdback is less than the amount required for such payment, the Sellers shall make prompt payment to Buyer of the amount due in immediately available funds by wire transfer. If payment is due to the Sellers for Post-Closing Lease Adjustments, Buyer shall make prompt payment to the Sellers of the amount due in immediately available funds by wire transfer.

3.             REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant to Buyer as follows:

3.1.         Organization and Good Standing.

(a)           Part 3.1 of the Disclosure Letter contains a complete and accurate list for the Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each Seller and the number of Partnership Units held by each). The Company is a limited partnership duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. To the Knowledge of the Sellers and the Company, the Company is duly qualified to do business as a foreign limited partnership and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b)           Sellers have delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.

3.2.         Authority; No Conflict.

(a)           This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon the execution and delivery by Sellers of the Escrow Agreement, the Sellers’ Releases, the Noncompetition Agreements, and the Landlord’s Consent (collectively, the “Sellers’ Closing Documents”), the Sellers’ Closing Documents will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers’ Closing Documents and to perform their obligations under this Agreement and the Sellers’ Closing Documents.

(b)           Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)            contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the members of the Company;

(ii)           contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or either Seller, or any of the assets owned or used by the Company, may be subject;

(iii)          contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(iv)          cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax (other than expressly provided for herein);

(v)           cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

(vi)          contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(vii)         result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

Except as set forth in Part 3.2 of the Disclosure Letter, no Seller or the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3.         Capitalization.

The authorized equity of the Company consists of 100,000 Partnership Units, all of which are issued and outstanding and owned as follows: (a) 49,900 Limited Partnership Units owned by each of Batton and Anderson; (b) 100 General Partnership Units owned by ACFF Mgt; and (c) 100 General Partnership Units owned by ACFF. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Partnership Units, free and clear of all Encumbrances. All of the outstanding Partnership Units of the Company are owned free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing Partnership Units of the Company. All of the outstanding Partnership Units of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any Partnership Units or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person (other than Company) or any direct or indirect equity or ownership interest in any other business.

3.4.         Financial Statements.

Sellers have delivered to Buyer: (a) audited balance sheets (the “Balance Sheets”) of the Company as of December 31 in each of the years 2003 through 2005, and the related audited statements of income, changes in members’ equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Weaver and Tidwell, independent certified public accountants, and (b) an unaudited balance sheet of the Company as of the end of each month beginning with February, 2006, (the “Interim Balance Sheets”) and the related unaudited statements of income, changes in members’ equity, and cash flow for the months then ended, including in each case the notes thereto or monthly reporting commentary, if available. Such financial statements and notes fairly present the financial condition and the results of operations, changes in members’ equity, and cash flow of the Company at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP; subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet); the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Company are required by GAAP to be included in the consolidated financial statements of the Company.

3.5.         Books and Records.

The books of account, minute books, equity record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Company is subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and company action taken by, the members with or without a meeting. At the Closing, all of those books and records will be in the possession of the Company.

3.6.         Title to Properties; Encumbrances.

Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property leaseholds or other real property interests therein leased by the Company (the “Leases”). The Company does not own any real property. The Company owns all the properties and assets (whether personal or mixed and whether tangible or intangible) that it purports to own located in the facilities operated by the Company, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part 3.6 of the Disclosure Letter. All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances except, with respect to all such properties and assets, (a) security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (c) liens for current taxes not yet due.

3.7.         Condition and Sufficiency of Assets.

The real property leaseholds, the leasehold improvements and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, leasehold improvements or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The real property leaseholds, leasehold improvements and equipment of the Company are sufficient for the continued conduct of the Company’ businesses after the Closing in substantially the same manner as conducted prior to the Closing.

3.8.         Accounts Receivable.

All accounts receivable of the Company that are reflected on the Balance Sheets or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made, vendor credits, or other receivables related to leases in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety (90) days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

3.9.         Inventory.

All inventory of the Company, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market or net realizable value on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company. Part 3.9 of the Disclosure Letter contains a complete and accurate list of all open purchase orders and the open to buy schedule for the remainder of calendar year 2006.

3.10.       No Undisclosed Liabilities.

Except as set forth in Part 3.10 of the Disclosure Letter, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

3.11.       Taxes.

(a)            The Company has filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Sellers have delivered or made available to Buyer copies of, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns relating to income or franchise taxes filed through 2004. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or the Company.

(b)           There have been no audits of any of the United States federal and state franchise Tax Returns of the Company.

(c)            The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company’s liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet or in Part 3.11 of the Disclosure Letter. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d)           All Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete in all material respects. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement. The Company is a limited partnership that has elected to be treated as a corporation for Federal income tax purposes and has an election to be treated as an “S” corporation.

3.12.       No Material Adverse Change.

Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and to the Knowledge of Sellers and the Company no event has occurred or circumstance exists that may result in such a material adverse change.

3.13.       Employee Benefits.

(a)           As used in this Section 3.13, the following terms have the meanings set forth below.

“Company Other Benefit Obligation” means an Other Benefit Obligation owed, adopted, or followed by the Company or an ERISA Affiliate of the Company.

“Company Plan” means all Plans of which the Company or an ERISA Affiliate of the Company is or was a Plan Sponsor, or to which the Company or an ERISA Affiliate of the Company otherwise contributes or has contributed, or in which the Company or an ERISA Affiliate of the Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

“Company VEBA” means a VEBA whose members include employees of the Company or any ERISA Affiliate of the Company.

“ERISA Affiliate” means, with respect to the Company, any other person that, together with the Company, would be treated as a single employer under IRC § 414.

“Multi-Employer Plan” has the meaning given in ERISA § 3(37)(A).

“Other Benefit Obligations” means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC § 132.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” has the meaning given in ERISA § 3(2)(A).

“Plan” has the meaning given in ERISA § 3(3).

“Plan Sponsor” has the meaning given in ERISA § 3(16)(B).

“Qualified Plan” means any Plan that meets or purports to meet the requirements of IRC § 401(a).

“Welfare Plan” has the meaning given in ERISA § 3(1).

(b)           (i)            Part 3.13(i) of the Disclosure Letter contains a complete and accurate list of all Company Plans, Company Other Benefit Obligations, and Company VEBAs,

and identifies as such all Company Plans that are (A) defined benefit Pension Plans, (B) Qualified Plans, (C) Title IV Plans, or (D) Multi-Employer Plans.

(ii)           There are no ERISA Affiliates of the Company.

(iii)          Company has no Multi-Employer Plans.

(iv)          Part 3.13(iv) of the Disclosure Letter sets forth a calculation of the liability of the Company for post-retirement benefits other than pensions made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether the Company is required by this Statement to disclose such information.

(v)           Part 3.13(v) of the Disclosure Letter sets forth the financial cost of all obligations owed under any Company Plan or Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

(c)           Sellers have delivered to Buyer, or will deliver to Buyer within ten (10) days of the date of this Agreement:

(i)            all documents that set forth the terms of each Company Plan, Company Other Benefit Obligation, or Company VEBA and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which Sellers or the Company are required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans, Company Other Benefit Obligations, and Company VEBAs for which a plan description or summary plan description is not required;

(ii)           all personnel, payroll, and employment manuals and policies;

(iii)          all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Company and the ERISA Affiliates of the Company, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

(iv)          a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

(v)           all registration statements filed with respect to any Company Plan;

(vi)          all insurance policies purchased by or to provide benefits under the Company Plan;

(vii)         all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

(viii)        all reports submitted within the four (4) years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

(ix)           all notifications to employees of their rights under ERISA § 601 et seq. and IRC § 4980B;

(x)            the Form 5500 filed in each of the most recent three (3) plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

(xi)          all notices that were given by the Company or any ERISA Affiliate of the Company or any Company Plan to the IRS, the PBGC, or any participant or beneficiary, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.13;

(xii)          all notices that were given by the IRS, the PBGC, or the Department of Labor to the Company, any ERISA Affiliate of the Company, or any Company Plan within the four (4) years preceding the date of this Agreement; and

(xiii)         with respect to Qualified Plans and VEBAs, the most recent determination letter for each Plan of the Company that is a Qualified Plan; and

(xiv)        with respect to Title IV Plans, the Form PBGC-1 filed for each of the three (3) most recent plan years.

(d)           Except as set forth in Part 3.13(vi) of the Disclosure Letter:

(i)            The Company has performed all of its obligations under all Company Plans, Company Other Benefit Obligations, and Company VEBAs. The Company has made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans, VEBAs, and Obligations that have accrued but are not due.

(ii)           No statement, either written or oral, has been made by the Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to the Company or to Buyer, and with any applicable collective bargaining agreement.

(iii)          The Company, with respect to all Company Plans, Company Other Benefits Obligations, and Company VEBAs, are, and each Company Plan, Company Other Benefit Obligation, and Company VEBA is, in full compliance with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 3.13.

(A)          No transaction prohibited by ERISA § 406 and no “prohibited transaction” under IRC § 4975(c) have occurred with respect to any Company Plan.

(B)           No Seller or the Company has any liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

(C)           No Seller or the Company has any liability to the PBGC with respect to any Plan or has any liability under ERISA § 502 or § 4071.

(D)          All filings required by ERISA and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

(E)           All contributions and payments made or accrued with respect to all Company Plans, Company Other Benefit Obligations, and Company VEBAs are deductible under IRC § 162 or § 404. No amount, or any asset of any Company Plan or Company VEBA, is subject to tax as unrelated business taxable income.

(iv)          Each Company Plan can be terminated within thirty (30) days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

(v)           Since December 31, 2003, there has been no establishment or amendment of any Company Plan, Company Other Benefit Obligations, and Company VEBAs.

(vi)          No event has occurred or circumstance exists that could result in a material increase in premium costs of the Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

(vii)         Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan, Company Other Benefit Obligation, and Company VEBA is pending or, to Sellers’ Knowledge, is Threatened.

(viii)        No Company Plan is a stock or equity bonus, pension, or profit-sharing plan within the meaning of IRC § 401(a).

(ix)           Each Qualified Plan of the Company is qualified in form and operation under IRC § 401(a); each trust for each such Plan is exempt from federal income tax under IRC § 501(a). Each Company VEBA is exempt from federal income tax. No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

(x)            The Company and each ERISA Affiliate of the Company has met the minimum funding standard and has made all contributions required, under ERISA § 302 and IRC §402.

(xi)           No Company Plan is subject to Title IV of ERISA.

(xii)          The Company has paid all amounts due to the PBGC pursuant to ERISA § 4007.

(xiii)         Neither the Company nor any ERISA Affiliate of the Company has ceased operations at any facility or has withdrawn from any Title IV Plan in a manner that would subject to any entity or Sellers to liability under ERISA § 4062(e), § 4063, or § 4064.

(xiv)        Neither the Company nor any ERISA Affiliate of the Company has filed a notice of intent to terminate any Plan or has adopted any amendment to treat a Plan as terminated. The PBGC has not instituted proceedings to treat any Company Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under ERISA § 4042 for the termination of, or the appointment of a trustee to administer, any Company Plan.

(xv)         No amendment has been made, or is reasonably expected to be made, to any Plan that has required or could require the provision of security under ERISA § 307 or IRC § 401(a)(29).

(xvi)        No accumulated funding deficiency, whether or not waived, exists with respect to any Company Plan; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of such Plan.

(xvii)       The actuarial report for each Pension Plan of the Company and each ERISA Affiliate of the Company fairly presents the financial condition and the results of operations of each such Plan in accordance with GAAP.

(xviii)      Since the last valuation date for each Pension Plan of the Company and each ERISA Affiliate of the Company, no event has occurred or circumstance exists that would increase the amount of benefits under any such Plan or that would cause the excess of Plan assets over benefit liabilities (as defined in ERISA § 4001) to decrease, or the amount by which benefit liabilities exceed assets to increase.

(xix)         No reportable event (as defined in ERISA § 4043 and in regulations issued thereunder) has occurred.

(xx)          No Seller or the Company has Knowledge of any facts or circumstances that may give rise to any liability of any Seller, the Company, or Buyer to the PBGC under Title IV of ERISA.

(xxi)         Neither the Company nor any ERISA Affiliate of the Company has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan.

(xxii)        Neither the Company nor any ERISA Affiliate of the Company has withdrawn from any Multi-Employer Plan with respect to which there is any outstanding liability as of the date of this Agreement. No event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the participation, termination, reorganization, or insolvency of, any Multi-Employer Plan that could result in any liability of either the Company or Buyer to a Multi-Employer Plan.

(xxiii)       Neither the Company nor any ERISA Affiliate of the Company has received notice from any Multi-Employer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Plan intends to terminate or has terminated.

(xxiv)      No Multi-Employer Plan to which the Company or any ERISA Affiliate of the Company contributes or has contributed is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.

(xxv)       Except to the extent required under ERISA § 601 et seq. and IRC § 4980B, the Company does not provide health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

(xxvi)       The Company has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.

(xxvii)      Sellers and the Company have complied with the provisions of ERISA § 601 et seq. and IRC § 4980B.

(xxviii)    No payment that is owed or may become due to any director, officer, employee, or agent of the Company will be non-deductible to the Company or subject to tax under IRC § 280G or § 4999; nor will the Company be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(xxix)       The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

3.14.       Compliance with Legal Requirements; Governmental Authorizations.

(a)           Except as set forth in Part 3.14 of the Disclosure Letter:

(i)            the Company is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets except where such failure would not have a material adverse effect on the Company;

(ii)           to the Knowledge of Sellers and the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)          the Company has not received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)           Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure Letter:

(i)            the Company is, and at all times since January 1, 2003 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter except where such failure would not have a material adverse effect on the Company;

(ii)           to the Knowledge of Sellers and the Company, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter;

(iii)          the Company has not received, at any time since January 1, 2003, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv)          all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies except where such failure would not have a material adverse effect on the Company.

The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Company to own and use their assets in the manner in which they currently own and use such assets.

3.15.       Legal Proceedings; Orders.

(a)           Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:

(i)            that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

(ii)           that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Sellers and the Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Company.

(b)           Except as set forth in Part 3.15 of the Disclosure Letter:

(i)            there is no Order to which any of the Company, or any of the assets owned or used by the Company, is subject;

(ii)           neither Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and

(iii)          to the Knowledge of Sellers and the Company, no member, agent, or employee of the Company is subject to any Order that prohibits such member, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

(c)           Except as set forth in Part 3.15 of the Disclosure Letter:

(i)            the Company is, and at all times since January 1, 2003 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

(ii)           to the Knowledge of Sellers and the Company, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

(iii)          the Company has not received, at any time since January 1, 2003, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

3.16.       Absence of Certain Changes and Events.

Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Company has conducted the business only in the Ordinary Course of Business and there has not been any:

(a)           change in the Company’s authorized or issued Partnership Units; grant of any options or right to purchase Partnership Units of the Company; issuance of any security convertible into such Partnership Units; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any Partnership Units; or declaration or payment of any dividend or other distribution or payment in respect of Partnership Units;

(b)           amendment to the Organizational Documents of the Company;

(c)           payment or increase by the Company of any bonuses, salaries, or other compensation to any member, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any member, or employee;

(d)           adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

(e)           damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

(f)            entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction (other than inventory or merchandise transactions) involving a total remaining commitment by or to the Company of at least $10,000.00;

(g)           sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any material asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(h)           cancellation or waiver of any claims or rights with a value to the Company in excess of $12,000.00;

(i)            material change in the accounting methods used by the Company; or

(j)            agreement, whether oral or written, by the Company to do any of the foregoing.

3.17.       Contracts; No Defaults.

(a)           Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:

(i)            each Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $10,000.00;

(ii)           each Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $10,000.00;

(iii)          each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by the Company in excess of $10,000.00;

(iv)          each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000.00 and with terms of less than one year);

(v)           each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any of the Intellectual Property Assets;

(vi)          each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

(vii)         each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(viii)        each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

(ix)           each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(x)            each power of attorney that is currently effective and outstanding;

(xi)           each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

(xii)          each Applicable Contract for capital expenditures in excess of $10,000.00;

(xiii)        each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

(xiv)        each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Part 3.17(a) of the Disclosure Letter sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of the Company under the Contracts, and the Company’s office where details relating to the Contracts are located.

(b)           Except as set forth in Part 3.17(b) of the Disclosure Letter:

(i)            neither Seller (and no Related Person of either Seller) has or may acquire any rights under, and neither Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

(ii)           to the Knowledge of Sellers and the Company, no member, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such member, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

(c)           Except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

(d)           Except as set forth in Part 3.17(d) of the Disclosure Letter:

(i)            the Company is, and at all times since January 1, 2003 has been, in full compliance with all material terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;

(ii)           each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is, and at all times since January 1, 2003 has been, in full compliance with all material terms and requirements of such Contract;

(iii)          no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

(iv)          the Company has not given to or received from any other Person, at any time since January 1, 2003, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential material violation, breach of, or default under, any Applicable Contract.

(v)           there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and, to the Knowledge of Sellers and the Company, no such Person has made written demand for such renegotiation.

(e)           The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.18.       Insurance.

(a)           Sellers have delivered to Buyer:

(i)            true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the five (5) years preceding the date of this Agreement;

(ii)           true and complete copies of all pending applications for policies of insurance; and

(iii)          any statement by the auditor of the Company’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims.

(b)           Part 3.18(b) of the Disclosure Letter describes:

(i)            any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

(ii)           any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

(iii)          all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(c)           Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the five (5) preceding policy years:

(i)            a summary of the loss experience under each policy;

(ii)           a statement describing each claim under an insurance policy for an amount in excess of $10,000.00, which sets forth:

(A)          the name of the claimant;

(B)           a description of the policy by insurer, type of insurance, and period of coverage; and

(C)           the amount and a brief description of the claim; and

(iii)          a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d)           Except as set forth on Part 3.18(d) of the Disclosure Letter:

(i)            All policies to which the Company is a party or that provide coverage to either Seller, the Company, or any member of the Company:

(A)          are valid, outstanding, and enforceable;

(B)           are issued by an insurer that is financially sound and reputable;

(C)           taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks normally insured against by a Person carrying on the same business or businesses as the Company;

(D)          are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which any of them is bound;

(E)           will continue in full force and effect following the consummation of the Contemplated Transactions; and

(F)           do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

(ii)           No Seller or the Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii)          The Company has paid all premiums due, and has otherwise performed all of its respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

(iv)          The Company has given notice to the insurer of all claims that may be insured thereby.

3.19.       Environmental Matters.

Except as set forth in Part 3.19 of the Disclosure Letter:

(a)           The Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Seller nor the Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers or the Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received by or on behalf of the Company.

(b)           There are no pending or, to the Knowledge of Sellers and the Company, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental

Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest.

(c)           Neither Seller nor the Company has Knowledge of any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d)           No Seller or the Acquired Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of Sellers and the Company, with respect to any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

(e)           Except as set forth on Part 3.19(e) of the Disclosure Letter, there are no Hazardous Materials from Company’s operations present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller nor the Company, any other Person for whose conduct they are or may be held responsible, or to the Knowledge of Sellers and the Company, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted by the Company with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest except in full compliance with all applicable Environmental Laws.

(f)            There has been no Release or, to the Knowledge of Sellers and the Company, Threat of Release of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed by the Company or from or at any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest, or to the Knowledge of Sellers and the Company, any geologically or hydrologically adjoining property, whether by Sellers, the Company, or any other Person.

(g)           Sellers have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or the

Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

3.20.       Employees.

(a)           Part 3.20 of the Disclosure Letter contains a complete and accurate list of (i) all store managers and (ii) all home office employees with current compensation in excess of $30,000 with the following information for each such employee or member of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 2003; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee equity ownership (including investment credit or payroll equity ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

(b)           No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Company by any such employee or director. To Sellers’ Knowledge, no member, or other key employee of the Company intends to terminate his employment with the Company (other than as specifically disclosed in writing to Buyer).

(c)           Part 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

3.21.       Labor Relations; Compliance.

The Company has not been or is not a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and to Sellers’ Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. To Sellers’ Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.22.       Intellectual Property.

(a)           Intellectual Property Assets—The term “Intellectual Property Assets” includes:

(i)            the name “Fast Forward,” all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, “Marks”);

(ii)           all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents”);

(iii)          all copyrights in both published works and unpublished works (collectively, “Copyrights”); and

(iv)          all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”); owned, used, or licensed by the Company as licensee or licensor.

(v)           all web-site registrations, technical information, data, process technology, related thereto (collectively, “Web-Site Rights”);

(b)           Agreements—Part 3.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $100.00 under which the Company is the licensee. There are no outstanding and, to Sellers’ Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

(c)           Know-How Necessary for the Business

(i)            The Intellectual Property Assets are all those necessary for the operation of the Company’s businesses as they are currently conducted. The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

(ii)           Except for those employees as set forth in Part 3.22(c) of the Disclosure Letter, no former or current employees of the Company need to assign to the Company rights to any inventions, improvements, discoveries, or information relating to the business of the Company. No employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.

(d)           Patents

(i)            Part 3.22(d) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents. One or more of the Company is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

(ii)           All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(iii)          No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Sellers’ Knowledge, there is no potentially interfering patent or patent application of any third party.

(iv)          No Patent is infringed or, to Sellers’ Knowledge, has been challenged or Threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(v)           Except as provided in Part 3.22(d)(v) of the Disclosure Letter, all products made, used, or sold under the Patents have been marked with the proper patent notice.

(e)           Trademarks

(i)            Part 3.22(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks, including expiration dates. The Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii)           All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(iii)          No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Sellers’ Knowledge, no such action is Threatened with the respect to any of the Marks.

(iv)          To Sellers’ Knowledge, there is no potentially interfering trademark or trademark application of any third party.

(v)           No Mark is infringed or, to Sellers’ Knowledge, has been challenged or Threatened in any way. None of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

(vi)          All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(f)            Copyrights

(i)            The Company does not own any Copyrights.

(ii)           The Company does not need any Copyrights to carry on its business.

(g)           Trade Secrets

(i)            With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii)           Sellers and the Company have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

(iii)          The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Sellers’ Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or Threatened in any way.

(h)           Web Site Rights

(i)            Part 3.22(h) of the Disclosure Letter contains a complete and accurate list and summary description of all Web Site Rights. The Company is the owner of all right, title, and interest in and to each of the Web Site Rights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii)           All the Web Site Rights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

3.23.       Certain Payments.

Neither the Company nor any partner of the Company, nor to Sellers’ Knowledge any agent, employee or other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.24.       Disclosure.

(a)           No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b)           No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

(c)           There is no fact known to either Seller that has specific application to either Seller or the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as either Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.

3.25.       Relationships with Related Persons

No Seller or any Related Person of Sellers or of the Company has, or since the first day of the next to last completed fiscal year of the Company has had, any interest in any property (whether real property leaseholds, personal or mixed and whether tangible or intangible), used in or pertaining to the Company’s business. Except as set forth in Part 3.25 of the Disclosure Letter, no Seller or any Related Person of Sellers or of the Company is, or since the first day of the next to last completed fiscal year of the Company has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a “Competing Business”) in any market presently served by the Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.25 of the Disclosure Letter, no Seller or any Related Person of Sellers or of the Company is a party to any Contract with, or has any claim or right against, the Company.

3.26.       Brokers or Finders.

Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.             REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

4.1.         Organization and Good Standing.

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington.

4.2.         Authority; No Conflict.

(a)           This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Escrow Agreement (the “Buyer’s Closing Documents”), the Buyer’s Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents.

(b)           Except as set forth in Exhibit 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)            any provision of Buyer’s Organizational Documents;

(ii)           any resolution adopted by the board of directors or the stockholders of Buyer;

(iii)          any Legal Requirement or Order to which Buyer may be subject; or

(iv)          any Contract to which Buyer is a party or by which Buyer may be bound.

Except as set forth in Exhibit 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3.         Investment Intent.

Buyer is acquiring the Membership Interests/Units for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

4.4.         Certain Proceedings.

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

4.5.         Brokers or Finders.

Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

5.             COVENANTS OF SELLERS

5.1.         Access and Investigation.

Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer’s Advisors”) full and free access to the Company’s personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer’s Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer’s Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

5.2.         Operation of the Business of the Company.

Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to:

(a)           conduct the business of the Company only in the Ordinary Course of Business;

(b)           use their Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current members, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

(c)            confer with Buyer concerning operational matters of a material nature; and

(d)           otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company.

5.3.         Negative Covenant.

Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.

5.4.         Required Approvals.

As promptly as practicable after the date of this Agreement, Sellers will, and will cause the Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Exhibit 4.2.

5.5.         Notification.

Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyer in writing if such Seller or the Company becomes aware of any fact or condition that causes or constitutes a material Breach of any of Sellers’ representations and warranties as of the date of this Agreement, or if such Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 8 impossible or unlikely.

5.6.         Payment of Indebtedness by Related Persons.

Except as expressly provided in this Agreement, Sellers will cause all indebtedness owed to the Company by either Seller or any Related Person of either Seller to be paid in full prior to Closing.

5.7.         No Negotiation.

Until such time, if any, as this Agreement is terminated pursuant to Section 10, Sellers will not, and will cause the Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the equity interest of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

5.8.         Best Efforts.

Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause the conditions in Sections 8 and 9 to be satisfied.

6.             COVENANTS OF BUYER

6.1.         Approvals of Governmental Bodies.

As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Sellers in obtaining all consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

6.2.         Best Efforts.

Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 8 and 9 to be satisfied.

7.             ADDITIONAL CONTINUING COVENANTS.

7.1.         Payment of Transfer Taxes and Other Charges. The Sellers shall be responsible for and shall pay all transfer Taxes, sales Taxes, documentary stamp Taxes, recording charges, and other similar Taxes (“Transfer Taxes”), if any, arising in connection with the transfer and assignment of Partnership Units contemplated by this Agreement; provided, however, that Buyer shall be responsible for any Transfer Tax arising as a result of an election under Section 338(h)(10) or under any comparable provision of state or local law.

7.2.         Nondisclosure of Proprietary Data. Neither Seller shall, at any time after the Closing, make use of, or except as required by law, divulge or otherwise disclose, directly or indirectly, to any person other than the Buyer, any trade secret or other confidential or proprietary data (including, but not limited to, any confidential customer list, know-how, secret processes, personnel information, technical data, record or financial information) concerning the Businesses or the Company which may have been disclosed or made available to such Seller The foregoing covenant shall not, however, apply with respect to any data or other information which is or becomes generally available to the public other than as a result of disclosure by one of the Sellers.

7.3.         Certain Tax Matters.

(a)            Liability For Taxes. The Sellers shall be liable for all Pre-Closing Taxes to the extent that an adequate reserve therefor has not already been provided for in the Company’s books or financial statements, and shall indemnify the Buyer against Taxes arising as a result of any breach of the representation contained in Section 3.11 and the covenants contained in this Section 7.3.

(b)           Allocation of Liability for Taxes. In the case of any Taxes that are attributable to a taxable period which begins before the Closing Date and ends after the Closing Date, the amount of Taxes attributable to the Pre-Closing Tax Period shall be determined as follows:

(1)           In the case of franchise or similar Taxes imposed on Company and Subsidiaries based on their capital (including net worth or long-term debt) or number of shares of stock authorized, issued or outstanding, the portion attributable to the Pre-Closing Tax Period shall be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in such taxable period that fall within the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable period.

(2)           In the case of all other Taxes, the portion attributable to the Pre-Closing Tax Period shall be determined on the basis of an interim closing of the books of the Company and Subsidiaries as of the Closing Date, and the determination of the hypothetical Tax for such Pre-Closing Tax Period shall be determined on the basis of such interim closing of the books, without annualization. Taxes attributable to the Pre-Effective Date Period shall be determined under the same method of accounting used by Company and Subsidiaries during that period.

(c)           Tax Returns. The Sellers shall cause to be prepared and timely filed, subject to the Buyer’s review and approval, when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company and the Subsidiaries for tax periods actually ending on or prior to the Closing Date, and all other Tax Returns required to be filed prior to the Closing Date which have not been so filed. All Tax Returns described in this Section 7.3(c) shall be prepared and filed in a manner consistent with past practice of the Company and the Subsidiaries and, on such Tax Returns, no position shall be taken, elections made or method adopted without the written consent (which shall not be unreasonably withheld) of the Buyer that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods. The Sellers and the Buyer agree to consult and resolve in good faith any issue arising as a result of the review of such Tax Return and mutually to consent to the filing as promptly as possible of such Tax Return.

(d)           338 Election. At the sole election of Buyer, Buyer and Sellers shall timely file an election under IRC Section 338(h)(10) and under any comparable provisions of state or local law with respect to the purchase of the Partnership Units (the “Election”). The purpose of the Election shall be to confer a benefit to Buyer that otherwise would not be available to it in the absence of the Election. If the Election is made, (i) Buyer shall pay to the Sellers, in the manner provided for below, an amount equal to the Election Price Adjustment Amount, and (ii) Buyer and Sellers shall report, in connection with the determination of income taxes, the transactions contemplated by this Agreement in a manner consistent with the Election, the computation of the Aggregate Deemed Sales Price and the Deemed Sales Price Allocation. The Election Price Adjustment Amount shall be treated for tax purposes by the parties as additional purchase price paid by Buyer as consideration for the Partnership Units.

(1)           Documentation and Delivery.

(a)           No later than December 1, 2006, the Sellers shall promptly provide Buyer with such information as shall be necessary to compute the adjusted basis of their Partnership Units and such other information that is necessary to file the Election. After the delivery of such information, if Buyer desires to make the Election, Buyer shall deliver to the Sellers a written notice of its intention to file the Election, together with such documents or forms as are required properly to complete the Election, including Buyer’s calculation of (A) the Aggregate Deemed Sales Price, (B) the Deemed Sales Price Allocation, (C) the Election Price Adjustment Amount. Buyer shall be responsible for the preparation and filing of all forms and documents required in connection with the Election (the “Section 338 Forms”). Buyer shall prepare a completed set of IRS Form 8023 (and any comparable forms required to be filed under state or local tax law) and any additional data or materials required to be attached to Form 8023 pursuant to the Treasury Regulations promulgated under IRC Section 338 consistent with Buyer’s calculations prepared as provided for above.

(b)          If the Sellers agree with Buyer’s calculation of the Election Price Adjustment Amount, then, within 30 days after receipt of Buyer’s calculations, the Sellers shall execute and deliver the Section 338 Forms to Buyer, subject to the payment by Buyer of the Election Price Adjustment Amount as provided for below. Alternatively,

Sellers shall submit to Buyer, within 30 days of receipt of Buyer’s calculations, a written notice advising Buyer of the disagreement and setting forth their calculation of the Election Price Adjustment Amount. Within 15 days after receipt of such a notice from the Sellers, Buyer shall provide the Sellers with written notice of its agreement with the Sellers’ calculation, or, if it does not agree, advising the Sellers that the disagreement is to be referred to an independent accounting firm for resolution. The fees and expenses charged by said accounting firm shall be paid by Buyer. Buyer shall thereafter prepare revised Section 338 Forms consistent with said determination, and the Sellers shall execute and return such Section 338 Forms to Buyer within five days after receipt thereof, subject to the payment by Buyer of the Election Price Adjustment Amount as provided below.

(2)           Payment; Filing. Buyer shall pay the Election Price Adjustment Amount to the Sellers upon delivery of the executed Section 338 Forms by the Sellers. Said amount shall be allocated among the Sellers in proportion to the additional tax liabilities incurred by each Seller as a result of the Election.

(3)           Indemnity. In addition to any other indemnification obligations under this Agreement, upon written notice from the Sellers, Buyer agrees to indemnify each Seller for all additional tax liabilities incurred by the Seller under this Agreement or otherwise that are attributable to the making of the Election and which are not otherwise compensated for by the Election Price Adjustment Amount paid to the Sellers. The foregoing indemnity shall include a “gross-up” payment to fully compensate the Sellers for the fact that the payment of such amount is also subject to taxation and shall be paid no later than 10 days after demand by the Sellers. The indemnity provided for herein shall survive indefinitely.

(e)           S Corporation Status. The Sellers will not revoke the election to treat the Company as an S corporation within the meaning of Section 1361 of the Code. The Company and the Members will not take nor allow any action (other than the sale of the Partnership Units pursuant to this Agreement) that would result in the termination of the Company’s status as validly electing S corporation within the meaning Section 1361 of the Code.

(f)            Contest Provisions. Promptly after receipt by the Buyer or any Seller of written notice of the assertion or commencement of any claim, audit, examination or other proposed change or adjustment by any Tax Authority relating to Taxes of the Company with respect to a Pre-Closing Tax Period (a “Tax Claim”), the recipient shall promptly notify the Buyer or the Sellers, as applicable. Such notice shall contain factual information (to the extent known) describing the asserted Tax Claim in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax Claim. The Sellers shall have the right to represent the Company’s interests in any Tax audit or administrative or court proceeding relating to Pre-Closing Tax Periods as to any issues that could materially affect the Sellers’ liability for Taxes or indemnification obligations, and to employ counsel (reasonably acceptable to the Buyer) of the Sellers’ choice at its expense; provided, however, that Buyer and its Representatives shall be permitted, at their expense, to be present at any such audit or proceeding and to participate in any such audit or proceeding to the extent such audit or proceeding could affect the Tax liability of the Buyer. The Sellers shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would materially adversely affect the liability for Taxes of the Buyer or the Company for any period after the Closing Date without the prior written consent of the Buyer unless adequate provision to indemnify the Buyer against the effects of any such settlement is made by the Sellers; provided, however, if Buyer does not consent to a settlement agreed to in principal by the IRS and the Sellers, and additional Tax liability results to the Sellers as a result of failing to accept the terms of such settlement, then the Buyer shall indemnify the Sellers against such additional Tax liability no later than 10 days after demand by the Sellers. The indemnity provided for herein shall survive indefinitely.

(g)           Assistance and Cooperation. After the Closing Date, each of the Sellers and the Buyer shall, to the extent reasonable and necessary:

(i)            timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) sales, transfer and similar Taxes;

(ii)           assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 7.3(c);

(iii)          cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company;

(iv)          make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company.

8.             CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Partnership Units and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

8.1.         Accuracy of Representations.

(a)           All of Sellers’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

(b)           Each of Sellers’ representations and warranties in Sections 3.3, 3.4, 3.12, and 3.24 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

8.2.         Sellers’ Performance.

(a)           All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b)           Each document required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in Sections 5.4 and 5.8 must have been performed and complied with in all respects.

8.3.         Consents.

Each of the Consents identified in Section 2.4(a)(iii), and each Consent identified in Exhibit 4.2, must have been obtained and must be in full force and effect.

8.4.         Additional Documents.

Seller shall have caused the following documents to be delivered to Buyer:

(a)           a complete report of Seller’s open-to-buy plan, reflecting product planning and trend planning for the period ending 12/31/06 and a complete report of Seller’s historical product lines and sales results reflecting product trends for the 24 month period preceding the Closing Date;

(b)           an unaudited balance sheet of the Company at the end of April, 2006, and the related unaudited statements of income, changes in members’ equity, and cash flow for the month then ended, including the notes thereto or monthly reporting commentary, if available.

(c)           such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Sellers’ representations and warranties, (ii) evidencing the performance by either Seller of, or the compliance by either Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iii) evidencing the satisfaction of any condition referred to in this Section 8, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

8.5.         No Proceedings.

Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

8.6.         No Claim Regarding Partnership Units Ownership or Sale Proceeds.

There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Partnership Units of, or any other voting, equity, or ownership interest in, any of the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Partnership Units.

8.7.         No Prohibition.

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

9.             CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

Sellers’ obligation to sell the Partnership Units and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

9.1.         Accuracy of Representations.

All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

9.2.         Buyer’s Performance.

(a)           All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b)           Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the cash payments required to be made by Buyer pursuant to Section 2.4(b)(iii).

9.3.         Consents/Releases.

(a)           Each of the Consents identified in Section 2.4(a)(iii) must have been obtained and must be in full force and effect.

(b)           In those situations regarding leases or debt obligations where Sellers have personal liability, Buyer shall use commercially reasonable efforts to obtain releases of such personal liability or indemnify Sellers for any post-Closing liability pursuant to any such lease or debt obligation.

9.4.         Additional Documents.

Buyer must have caused such other documents as Sellers may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 9, or (iv) otherwise facilitating the consummation of any of the Contemplated Transactions.

9.5.         No Injunction.

There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Partnership Units by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

10.          TERMINATION

10.1.       Termination Events.

This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)           by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party, and such Breach has not been waived;

(b)           (i) by Buyer if (A) any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before the Closing Date; or (B) if the condition imposed by a landlord in connection with satisfying the requirements of Section 9.3(b) result in a material adverse economic effect to the Buyer; or (ii) by Sellers, if (A) any of the conditions in Section 9 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement); or (B) if the condition imposed by a landlord in connection with satisfying the requirements of Section 9.3(b) result in a material adverse economic effect to Sellers, and Sellers have not waived such condition on or before the Closing Date;

(c)           by mutual consent of Buyer and Sellers; or

(d)           by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before June 11, 2006, or such later date as the parties may agree upon.

10.2.       Effect of Termination.

Each party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 12.1 and 12.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

11.          INDEMNIFICATION; REMEDIES

11.1.       Survival; Right to Indemnification Not Affected by Knowledge.

All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(v), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

11.2.       Indemnification and Payment of Damages by Sellers.

Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a)           any Breach of any representation or warranty made by Sellers in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement;

(b)            any Breach of any representation or warranty made by Sellers in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Letter, other than any such Breach that is disclosed in a supplement to the Disclosure Letter and is expressly identified in the certificate delivered pursuant to Section 2.4(a)(v) as having caused the condition specified in Section 8.1 not to be satisfied;

(c)           any Breach by either Seller of any covenant or obligation of such Seller in this Agreement;

(d)           any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

The remedies provided in this Section 11.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

11.3.       Indemnification and Payment of Damages by Sellers – Environmental Matters.

In addition to the provisions of Section 11.2, Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Company, and the other Indemnified Persons for, and will pay to Buyer, the Company, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

(a)           any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Sellers or the Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Sellers or the Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Sellers or the Company or by any other Person for whose conduct they are or may be held responsible; or

(b)           any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Sellers or the Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Company prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Sellers or the Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 11.3. The procedure described in Section 11.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 11.3.

11.4.       Indemnification and Payment of Damages by Buyer.

Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

11.5.       Time Limitations.

If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to (i) any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.2, 3.3, 3.11, 3.13, and 3.19, unless on or before June 1, 2008, Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; and (ii) any claim with respect to Section 3.11, 3.13, or 3.19, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, unless such claim is made within ninety (90) days following the expiration of the applicable statute of limitations, provided, however, that a claim with respect to Sections 3.2 or 3.3 may be made at any time. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before June 1, 2008, Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

11.6.       Limitations on Amount – Sellers.

Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause (b) or, to the extent relating to any failure to perform or comply prior to the Closing Date, clause (c) of Section 11.2:

(a)            unless and until the total of all Damages with respect to each such matter exceeds $10,000.00, and then only for the amount by which the aggregate of such Damages exceed $80,000.00; or

(b)           to the extent the Damages exceed $4,000,000.00.

However, this Section 11.6 will not apply to (i) any claim with respect to representations and warranty contained in Sections 3.2, 3.3, 3.11, 3.13 and 3.19; or (ii) any Breach of any of Sellers’ representations and warranties of which either Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by either Seller of any covenant or obligation or matters covered in Section 10.2, and Sellers will be jointly and severally liable for all Damages with respect to such Breaches.

11.7.       Limitations on Amount – Buyer.

Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of Section 11.4 until the total of all Damages with respect to each such matter exceeds $10,000.00, and then only for the amount by which the aggregate of such Damages exceed $80,000.00. However, this Section 11.7 will not apply to any Breach of any of Buyer’s representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.

11.8.       Escrow Claims.

Upon notice to Sellers specifying in reasonable detail the basis for a Claim, Buyer may give notice of a Claim in such amount under the Escrow Agreement. The exercise of nor the failure to give a notice of a Claim under the Escrow Agreement will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

11.9.       Procedure for Indemnification — Third Party Claims.

(a)           Promptly after receipt by an indemnified party under Section 11.2, 11.4, or (to the extent provided in the last sentence of Section 11.3) Section 11.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(b)           If any Proceeding referred to in Section 11.9(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c)           Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may (at its own expense), by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d)           Buyer and Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

11.10.    Procedure for Indemnification — Other Claims.

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

12.          GENERAL PROVISIONS

12.1.       Expenses.

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, Representatives, counsel, and accountants. Sellers will cause the Company not to incur any out-of-pocket transaction expenses in connection with this Agreement other than out-of-pocket transaction expenses that are incurred as of the Closing Date. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

12.2.       Public Announcements.

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Sellers shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

12.3.       Confidentiality.

Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, members, employees, agents, and advisors of Buyer and the Company to maintain in confidence, and not use to the detriment of another party or the Company] any [written, oral, or other information obtained in confidence from] [written information stamped “confidential” when originally furnished by another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Sellers waive, and will upon Buyer’s request, cause the Company to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any Trade Secrets or other confidential information of the Company except for the intentional competitive misuse by Buyer of such Trade Secrets or confidential information.

12.4.       Notices.

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Notices to Buyer

Zumiez Inc.

6300 Merrill Creek Parkway, Suite B

Everett, WA 98203

Attention: Richard M. Brooks

Email: rick@zumiez.com

Telecopy: (425) 551-1555

with a copy (which shall not constitute notice) to:

Carney Badley Spellman

701 5th Avenue, Suite 3600

Seattle WA 98104-7010

Attn: Steven J. Hopp

Email: hopp@carneylaw.com

Telecopy: 206 467-8215

Notices to Seller:

Gerald R. Anderson

116 Vermilion Court

Southlake, Texas 76092

E-mail: gra2219@aol.com

Tel. 817.946.8678

Brandon C. Batton

22 Royal Oaks Blvd.

Hickory Creek, TX 75065

E-mail: relais@aol.com

Tel: 940.321.4944

with a copy to:

Rice M. Tilley, Jr.

Haynes and Boone, LLP

201 Main Street, Suite 2200

Fort Worth, Texas 76102

E-mail: Rice.Tilley@haynesboone.com

Fax:  817.348.2384

Phone: 817.347.6611

12.5.       Dispute Resolutions.

Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined (exclusively) by arbitration in Seattle, Washington, before one arbitrator. The arbitration shall be administered by JDR pursuant to its then applicable Arbitration Rules and Procedures. Any award by the arbitrator may be entered as a judgment in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The arbitrator may, in the judgment, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

12.6.       Jurisdiction; Service of Process.

Subject to Section 12.5, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Washington, County of King, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Washington, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

12.7.       Further Assurances.

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.8.       Waiver.

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.9.       Entire Agreement and Modification.

This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Sellers dated March 22, 2006) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

12.10.    Disclosure Letter.

(a)           The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

(b)           In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

12.11.    Assignments, Successors, and No Third-Party Rights.

Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

12.12.    Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.13.    Section Headings, Construction.

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

12.14.    Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.15.    Governing Law.

This Agreement will be governed by the laws of the State of Washington without regard to conflicts of laws principles.

12.16.    Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[The balance of this page left intentionally blank, Signature page follows.]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:	SELLERS:
Zumiez Inc.

/s/ Richard M. Brooks	/s/ Gerald R. Anderson
Richard M. Brooks Its President and CEO	Gerald R. Anderson, as his separate property

/s/ Brandon C. Batton
Brandon C. Batton, as his separate property

AC Fast Forward, LLC, a Texas limited liability company

/s/ Brandon C. Batton
Brandon C. Batton, Its Member

AC Fast Forward Mgt., LLC, a Texas limited liability company

/s/ Gerald R. Anderson
Gerald R. Anderson, Its Member